Vanguard Convertible Securities Fund
Supplement to the Prospectus and Summary Prospectus
Dated March 24, 2010
Important Changes to Vanguard Convertible Securities Fund
Effective December 20, 2010, the Fund?s board of trustees has approved changing the Fund?s investment strategy by eliminating the 20% limit on investment in foreign securities, and by permitting the Fund to invest in non-U.S.dollar-denominated foreign securities in addition to U.S. dollar-denominated foreign securities. The Fund?s foreign currency exposure will be hedged. Additionally, the board of trustees has approved replacing the Bank of America Merrill Lynch All US Convertibles Index (previously
Bank of America Merrill Lynch All Convertibles-All Qualities Index) with a composite index consisting of 70% Bank of America Merrill Lynch All US Convertibles Index and 30% Bank of America Merrill Lynch Global 300
Convertibles ex-US Index (hedged) as the performance benchmark for the
Fund and its advisor, Oaktree Capital Management, L.P.
The trustees believe that the Composite Index is a more
suitable benchmark because it more closely reflects the Fund?s global focus.
The Fund?s investment objective remains unchanged.
Prospectus and Summary Prospectus Text Changes
The ?Primary Investment Strategies? paragraph is restated as follows:
The Fund invests at least 80% of its assets in U.S. and foreign convertible securities, which are hybrid securities that combine the investment characteristics of bonds and common stocks. Convertible securities include corporate bonds and preferred stocks that are convertible into common stock, as well as debt securities with warrants or common stock attached. Many convertible securities have credit ratings that are below investment grade.
The text below replaces similar text under ?Primary Risks?:
An investment in the Fund could lose money over short or even long periods.
You should expect the Fund?s share price and total return to fluctuate within a wide range, like the fluctuations of the global stock market. The Fund?s performance could be hurt by:
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? Stock market risk, which is the chance that stock prices overall will decline.
Stock markets tend to move in cycles, with periods of rising prices and periods of falling prices. In addition, investments in foreign stock markets can be riskier than U.S. stock investments. The prices of foreign stocks and the prices of U.S. stocks have, at times, moved in opposite directions.
The following text is added to the end of the list of ?Primary Risks?:
? Country/regional risk, which is the chance that world events?such as political upheaval, financial troubles, or natural disasters?will adversely affect the value of securities issued by companies in foreign countries or regions.
Because the Fund may invest a large portion of its assets in securities of companies located in any one country or region, the Fund?s performance may be hurt disproportionately by the poor performance of its investments in that area. The following ?Portfolio Manager? disclosure is replaced with the following:
Larry W. Keele, CFA, Principal and a founder of Oaktree Capital Management, L.P. He has managed the Fund since 1996.
Jean-Paul Nedelec, Managing Director of Oaktree Capital Management, L.P.
He has co-managed the Fund?s foreign convertible securities investments since 2010.
Abe Ofer, Managing Director of Oaktree Capital Management, L.P. He has
co-managed the Fund?s foreign convertible securities investments since 2010. Prospectus Text Changes
The following replaces the first sentence of the first paragraph beneath the ?Market Exposure? heading:
Normally, the Fund invests at least 80% of its assets in U.S. and foreign convertible securities.
The following is added following the first full paragraph on page 8:
Foreign Stocks
The Fund invests in foreign stocks as a primary investment strategy.
To illustrate the volatility of international stock prices, the following table shows the best, worst, and average annual total returns for foreign stock markets over various periods as measured by the MSCI EAFE Index, a widely used barometer of international market activity. (Total returns consist of dividend income plus change in market price.) Note that the returns shown do not include the costs of buying and selling stocks or other expenses hat a real-world investment portfolio would incur.
The table covers all of the 1-, 5-, 10-, and 20-year periods from 1970 through 2009. These average returns reflect past performance of international stocks;
you should not regard them as an indication of future performance of either foreign markets as a whole or the Fund in particular.
Note that the MSCI EAFE Index does not take into account returns for emerging markets, which can be substantially more volatile, and substantially less liquid, than the more developed markets included in the Index. In addition, because the MSCI EAFE Index tracks the European and Pacific developed markets collectively, the returns in the preceding table do not reflect the variability of returns for these markets individually. To illustrate this variability, the following table shows returns for different international markets?as well as for the U.S. market for comparison?from 2000 through 2009, as measured by their respective indexes.
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International Stock Market Returns
(1970?2009)
1 Year 5 Years 10 Years 20 Years
Best 69.4% 36.1% 22.0% 15.5%
Worst ?43.4 ?2.9 0.8 3.1
Average 11.9 10.7 10.9 11.5
Keep in mind that these returns reflect past performance of the various indexes; you should not consider them as an indication of future performance of the indexes, or of the Fund in particular.
Returns for Various Stock Markets1
European
Market2
Pacific
Market2
Emerging
Markets2
U.S.
Market
2000 ?8.39% ?25.78% ?30.61% ?9.10%
2001 ?19.90 ?25.40 ?2.62 ?11.89
2002 ?18.38 ?9.29 ?6.17 ?22.10
2003 38.54 38.48 55.82 28.68
2004 20.88 18.98 25.55 10.88
2005 9.42 22.64 34.00 4.91
2006 33.72 12.20 32.17 15.79
2007 13.86 5.30 39.39 5.49
2008 ?46.42 ?36.42 ?53.33 ?37.00
2009 35.83 24.18 78.51 26.46
1 European market returns are measured by the MSCI Europe Index; Pacific market returns are measured by the MSCI Pacific Index; emerging markets returns are measured by the MSCI Emerging Markets Index; and U.S.
market returns are measured by the Standard & Poor?s 500 Index.
2 Index returns are adjusted for withholding taxes applicable to Luxembourg holding companies.
Plain Talk About International Investing
U.S. investors who invest abroad will encounter risks not typically associated with U.S. companies, because foreign stock and bond markets operate differently from the U.S. markets. For instance, foreign companies are not subject to the same accounting, auditing, and financial-reporting standards and practices as U.S. companies, and their stocks may not be as liquid as those of similar U.S. firms. In addition, foreign stock exchanges, brokers, and companies generally have less government supervision and regulation than their counterparts in the United States. These factors, among others, could negatively affect the returns U.S. investors receive from foreign investments.
The Fund is subject to country/regional risk and currency risk. Country/
regional risk is the chance that world events?such as political upheaval, financial troubles, or natural disasters?will adversely affect the value of securities issued by companies in foreign countries or regions. Because the Fund may invest a large portion of its assets in securities of companies located in any one country or region, the Fund?s performance may be hurt disproportionately by the poor performance of its investments in that area.
All text in the ?Other Investment Policies and Risks? section is replaced with the following:
Besides investing in U.S. and foreign convertible securities, the Fund may invest in nonconvertible corporate or U.S. government bonds, common stocks, or money market instruments, and may make other kinds of investments to achieve its objective.
The Fund may invest, to a limited extent, in derivatives. Generally speaking, a derivative is a financial contract whose value is based on the value of a financial asset (such as a stock, bond, or currency), a physical asset (such as gold, oil, or wheat), or a market index (such as the S&P 500? Index). Investments in derivatives may subject the Fund to risks different from, and possibly greater than, those of the underlying securities, assets, or market indexes. The Fund will not use derivatives for speculation or for the purpose of leveraging (magnifying) investment returns.
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Plain Talk About Derivatives
Derivatives can take many forms. Some forms of derivatives, such as exchange-traded futures and options on securities, commodities, or indexes, have been trading on regulated exchanges for decades. These types of derivatives are standardized contracts that can easily be bought and sold, and whose market values are determined and published daily. Nonstandardized derivatives (such as swap agreements), on the other hand, tend to be more specialized or complex, and may be harder to value.
The second paragraph in the Investment Advisor section is replaced with the following:
The Fund pays the advisor a base fee plus or minus a performance adjustment.
The base fee, which is paid quarterly, is a percentage of average daily net assets under management during the most recent fiscal quarter. The base fee has breakpoints, which means that the percentage declines as assets go up. The performance adjustment, also paid quarterly, is based on the cumulative total return of the Fund relative to that of a composite index consisting of 70% Bank of America Merrill Lynch All US Convertibles Index and 30% Bank of America Merrill Lynch Global 300 Convertibles ex-US Index (hedged) over the preceding 36-month period. When the performance adjustment is positive, the Fund?s expenses increase; when it is negative, expenses decrease. Please note that over time, changes in an advisor?s relative performance may result in changes in the performance-based fees paid by the Fund, which in turn would result in an increase or decrease in the expenses borne by fund shareholders.
The portfolio manager information under the Investment Advisor heading is replaced with the following:
The managers primarily responsible for the day-to-day management of the Fund are:
Larry W. Keele, CFA, Principal and a founder of Oaktree Capital Management,
L.P., in 1995. He has worked in investment management since 1981; has managed investment portfolios since 1983; and has managed the Fund since 1996.
Education: B.A., Tennessee Tech University; M.B.A., University of South
Carolina.
Jean-Paul Nedelec, Managing Director of Oaktree Capital Management, L.P. He
has worked in investment management since 1987; has managed investment portfolios since 1990; and has co-managed the Fund?s foreign convertible securities investments since 2010. Education: Undergraduate business degree, EPSCI-ESSEC (France).
Abe Ofer, Managing Director of Oaktree Capital Management, L.P. He has
worked in investment management since 1984; has managed investment portfolios since 1989; and has co-managed the Fund?s foreign convertible securities investments since 2010. Education: B.A., Reed College; M.B.A., University of Chicago.
The following is added as new text preceding the last paragraph in the
Dividends, Capital Gains, and Taxes section:
The Fund may be subject to foreign taxes or foreign tax withholding on dividends, interest, and some capital gains that the Fund receives on foreign securities. You may qualify for an offsetting credit or deduction under U.S. tax laws for any amount designated as your portion of the Fund?s foreign tax obligations, provided that you meet certain requirements. See your tax advisor or IRS publications for more information.
CFA? is a trademark owned by CFA Institute.
? 2010 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 82 122010